Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NioCorp Developments Ltd. on Post-Effective Amendment No. 1 to Form S-3 [File No. 333-270542] on Form S-1 of our report dated February 23, 2023 which includes an explanatory paragraph as to GX Acquisition Corp. II’s ability to continue as a going concern with respect to our audits of the financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Current Report on Form 8-K of NioCorp Developments Ltd. Filed with the Securities and Exchange Commission on March 1, 2023. We were dismissed as auditors on March 17, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 22, 2023